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                                                                      Exhibit 11
                                   MIZAR,  INC.

                         COMPUTATION OF PER SHARE INCOME

                 FOR THE YEARS ENDED JUNE 30, 1996, 1995 AND 1994
                     (in thousands, except per share amounts)

                                                                                        1996        1995        1994
                                                                                       ------      ------      ------
Primary Income Per Share:
  Net income                                                                           $3,274      $2,654      $1,269
                                                                                       ======      ======      ======
  Weighted average shares outstanding                                                   4,543       3,203       2,835

  Effect of common stock equivalents:
     Options granted                                                                      806       1,146         605
     Weighted average exercised options outstanding for portion of period,
      net of equivalent shares purchased at average fair market value                      98           -           -
     Effect of using option proceeds to repurchase common stock at
      average fair market value                                                          (131)       (437)       (496)
                                                                                       ------      ------      ------
                                                                                          773         709         109
                                                                                       ------      ------      ------
        Total common stock equivalents                                                  5,316       3,912       2,944
                                                                                       ------      ------      ------

      Primary income per share                                                         $ 0.62      $ 0.68      $ 0.43
                                                                                       ======      ======      ======


Fully Diluted Income Per Share:
   Total weighted average shares from above                                             5,316       3,912       2,944

   Effect of using year-end vs. average market price                                       -          112         106
   Effect of conversion of subordinated debentures                                        216         891         968
                                                                                       ------      ------      ------

        Total common stock equivalents                                                  5,532       4,915       4,018
                                                                                       ------      ------      ------

Net income                                                                              3,274       2,654       1,269

Adjustment to net income for interest on subordinated debentures                           46         102          75
                                                                                       ------      ------      ------

Net income, as adjusted                                                                $3,320      $2,756      $1,344
                                                                                       ------      ------      ------
Fully diluted income per share                                                         $ 0.60      $ 0.56      $ 0.33
                                                                                       ======      ======      ======